Exhibit 99.1
News Release
Novelis Reports Fourth Quarter and Full Fiscal Year 2021 Results
Strong operational performance and ongoing successful Aleris integration drive record fiscal year

Q4 and Fiscal Year 2021 Highlights
•Q4 net income from continuing operations of $180 million, up 186% YoY; Q4 net income from continuing operations excluding special items of $172 million, up 12% YoY
•Q4 shipments of 983 kilotonnes, up 21% YoY
•Q4 Adjusted EBITDA of $505 million, up 32% YoY; Q4 Adjusted EBITDA per ton shipped of $514, up 9% YoY
•Full year free cash flow from continuing operations of $740 million, up 93% YoY
•Rapid reduction in net leverage ratio to 2.9x, from 3.8x at acquisition close in Q1FY21

ATLANTA, May 12, 2021 – Novelis Inc., the world leader in aluminum rolling and recycling, today reported net income attributable to its common shareholder of $176 million in the fourth quarter of fiscal year 2021, and net income from continuing operations of $180 million, up 179 percent and 186 percent, respectively, versus the prior year. Net income attributable to its common shareholder was $236 million for the full fiscal year 2021, and net income from continuing operations was $458 million, down 44 percent and up nine percent, respectively, versus the prior year.
Excluding special items in both years, fourth quarter fiscal 2021 net income from continuing operations was $172 million, up 12 percent versus the prior year driven mainly by higher after-tax Adjusted EBITDA partially offset by higher depreciation and amortization associated with the acquired Aleris business. For the full fiscal year, net income excluding special items decreased five percent versus the prior year to $561 million affected by pandemic-related impacts on first quarter profitability.
”Guided by our purpose and driven by the resilience of our people and the strength of our partnerships, we safely navigated this extraordinary year to achieve outstanding results," said Steve Fisher, President and CEO, Novelis Inc. "With the ongoing successful integration of Aleris, a diverse and innovative product portfolio, and unmatched geographic footprint, we have proven our ability to deliver sustainable aluminum solutions to customers in a way that resulted in record financial performance. Looking forward we will continue to pursue growth opportunities through organic investment, while working towards creating a more sustainable and circular future for our business, industry, and society."
Key achievements in fiscal 2021 include:
•Completed the acquisition of Aleris, generating initial run-rate integration cost synergies of $79 million and contributing to record full year shipments of 3.6 million tonnes, Adjusted EBITDA of $1.7 billion, net income from continuing operations of $458 million, and free cash flow from continuing operations of $740 million;
•Expanded our sustainability platform by committing to reduce our carbon footprint 30 percent by 2026 and become a net carbon-neutral company by 2050 or sooner;
•Committed to becoming a more diverse and inclusive workplace by increasing representation of women in leadership to 30 percent and to 15 percent in senior technical roles by 2024;
•Increased recycled content in our products to 61 percent in fiscal 2021;
•Strengthened our industry-leading automotive business with the commissioning of new auto finishing capacity in the U.S. and China, co-founding the innovative Alumobility ecosystem and offering an ultra-high-strength 7-series aluminum alloy to advance the continued adoption of aluminum in vehicles;
•Restructured long-term debt profile, reducing total debt by $2 billion since Aleris acquisition close in Q1 and refinancing approximately $1.1 billion of term loans through a €500 million eight-year senior unsecured green bond issuance in Europe, and a new $500 million secured term loan due 2028;
•Received credit ratings upgrades on Novelis unsecured notes by both S&P Global Ratings and Moody's Investor Services in March 2021.

Fourth Quarter Fiscal 2021 Highlights
Net sales increased 33 percent over the prior year to $3.6 billion for the fourth quarter of fiscal 2021, primarily driven by a 21 percent increase in shipments, favorable product mix and higher average aluminum prices. Total flat rolled product shipments increased to 983 kilotonnes, mainly reflecting the addition of the acquired Aleris business and record automotive and beverage can shipments, as well as continued strong demand for building and construction and other specialty flat rolled aluminum products.
Adjusted EBITDA increased 32 percent to $505 million in the fourth quarter of fiscal 2021 compared to $383 million in the prior year period. The increase in Adjusted EBITDA is due to higher organic volume, favorable metal benefits, and a $60 million positive EBITDA contribution from the acquired Aleris business. On a consolidated basis, Novelis achieved an Adjusted EBITDA per ton shipped of $514 in the fourth quarter, compared to $472 in the prior year.

Full Year Fiscal 2021 Highlights
Net sales increased nine percent versus the prior year to $12.3 billion in fiscal 2021, primarily driven by a ten percent increase in total shipments. Total flat rolled product shipments increased to 3,613 kilotonnes, mainly reflecting the addition of the acquired Aleris business, resilient beverage can demand, and a rapid recovery in demand for automotive and specialty products following a challenging first quarter impacted by the pandemic.
Adjusted EBITDA increased 16 percent to $1.7 billion in fiscal 2021 compared to $1.5 billion in fiscal 2020. The increase in Adjusted EBITDA is mainly due to a $200 million positive EBITDA contribution from the acquired Aleris business, favorable metal benefits, and good cost control, partially offset by unfavorable volume and product mix from lower automotive shipments in early fiscal year 2021.
Fiscal 2021 free cash flow from continuing operations nearly doubled to $740 million compared to $384 million in the prior year, driven primarily by higher Adjusted EBITDA, favorable working capital and lower capital expenditures.
The greenfield Guthrie, Kentucky, automotive finishing plant in the U.S. and the new automotive finishing line in Changzhou, China, were both commissioned in the second half of fiscal 2021. Customer qualification continues to ramp up at both facilities to meet strong demand for lightweight, automotive aluminum sheet. The recycling, casting and rolling expansion in Brazil also remains on track to commission in the middle of fiscal year 2022.

	Fiscal Year Ended March 31,
(in $ millions, non-GAAP measures)	2021	2020
Free cash flow from continuing operations	$740	$384
Capital expenditures	485	610
Free cash flow from continuing operations before capital expenditures	$1,225	$994

Net leverage (net debt / LTM Adjusted EBITDA) improved to 2.9x at fiscal year end, well ahead of the company's initial guidance to be below 3x by the end of fiscal 2022. The rapid deleveraging from 3.8x at the close of the Aleris acquisition in the first quarter of fiscal 2021 is a factor of strong free cash flow generation driven by higher Adjusted EBITDA. Over the last three quarters, Novelis has reduced its gross debt by approximately $2 billion and has committed to repaying another $600 million by the end of fiscal 2022.
"Our strong operational performance and the ongoing successful integration of Aleris have allowed us to nearly double cash flow generation over the prior year, enabling us to reduce net leverage while continuing to invest in organic growth projects that meet our customers’ evolving needs," said Devinder Ahuja, Senior Vice President and Chief Financial Officer, Novelis Inc.
The company continues to maintain a strong total liquidity position of $2.2 billion as of March 31, 2021.

COVID-19 Response
Novelis’ primary focus remains the health and well-being of its employees. The company continues to closely monitor the changing landscape with respect to the COVID-19 pandemic and is taking actions to manage its business and support customers. Novelis has bolstered its Environmental Health and Safety protocols to align with guidance from global health authorities and government agencies across company operations to help ensure the safety of its employees, customers, suppliers, communities and other stakeholders. Customer demand has recovered to pre-COVID levels in most end markets, and Novelis will continue to work closely with customers to leverage its global manufacturing footprint and adjust production levels to meet their needs.

Update on Aleris Acquisition and Integration
On April 14, 2020, Novelis closed its acquisition of Aleris Corporation. The results from continuing operations reported today for the quarter and fiscal year ending March 31, 2021 include results of the acquired business from the date of closing. Results related to the Duffel and Lewisport plants, divested in mid-fiscal 2021, are reflected as results from discontinued operations. The company filed a form 8-K/A with the Securities and Exchange Commission on June 30, 2020, providing historical and pro forma financial information related to the acquisition.
Novelis is focused on the safe integration of Aleris' continuing operations to drive a number of strategic benefits, including more than $180 million in potential run-rate synergies that have been identified. In the period between closing and the end of fiscal 2021, we achieved $79 million of run-rate cost synergies. Novelis’ acquisition of Aleris is expected to provide a strong pro-forma financial profile, many strategic benefits including securing an integrated manufacturing footprint in China, further portfolio diversification with the addition of aerospace and building and construction, as well as new technology and operational capabilities.
Fourth Quarter and Full Fiscal Year 2021 Earnings Conference Call
Novelis will discuss its fourth quarter and full fiscal year 2021 results via a live webcast and conference call for investors at 7:00 a.m. ET on Wednesday, May 12, 2021. To view slides and listen only, visit https://cc.callinfo.com/r/18hl8ptvxsazi&eom. To join by telephone, dial toll-free in North America at 800-709-0218, India toll-free at 18002660834 or the international toll line at +1-303-223-0118. Presentation materials and access information may also be found at novelis.com/investors.
About Novelis
Novelis Inc. is driven by its purpose to shape a sustainable world together. As a global leader in innovative products and services and the world's largest recycler of aluminum, we partner with customers in the aerospace, automotive, beverage can and specialties industries to deliver solutions that maximize the benefits of lightweight aluminum throughout North America, Europe, Asia and South America. Novelis is a subsidiary of Hindalco Industries Limited, an industry leader in aluminum and copper, and the metals flagship company of the Aditya Birla Group, a multinational conglomerate based in Mumbai, India. For more information, visit novelis.com.
Non-GAAP Financial Measures
This news release and the presentation slides for the earnings call contain non-GAAP financial measures as defined by SEC rules. We believe these measures are helpful to investors in measuring our financial performance and liquidity and comparing our performance to our peers. However, our non-GAAP financial measures may not be comparable to similarly titled non-GAAP financial measures used by other companies. These non-GAAP financial measures have limitations as an analytical tool and should not be considered in isolation or as a substitute for GAAP financial measures. To the extent we discuss any non-GAAP financial measures on the earnings call, a reconciliation of each measure to the most directly comparable GAAP measure will be available in the presentation slides filed as Exhibit 99.2 to our Current Report on Form 8-K furnished to the SEC concurrently with the issuance of this news release. In addition, the Form 8-K includes a more detailed description of each of these non-GAAP financial measures, together with a discussion of the usefulness and purpose of such measures.
Attached to this news release are tables showing the Condensed Consolidated Statements of Operations, Condensed Consolidated Balance Sheets, Condensed Consolidated Statements of Cash Flows, Reconciliation of Adjusted EBITDA, Free Cash Flow, Liquidity, Net Income from continuing operations excluding Special Items, and Segment Information.

Forward-Looking Statements
Statements made in this news release which describe Novelis' intentions, expectations, beliefs or predictions may be forward-looking statements within the meaning of securities laws. Forward-looking statements include statements preceded by, followed by, or including the words "believes," "expects," "anticipates," "plans," "estimates," "projects," "forecasts," or similar expressions. Examples of forward looking statements in this news release are statements about our ability to reduce net leverage and total debt, adjustments to production to meet customer needs, expected start dates of new facilities, sustainability targets, commitments to improve diversity, and potential acquisition synergies from our acquisition of Aleris. Novelis cautions that, by their nature, forward-looking statements involve risk and uncertainty and Novelis' actual results could differ materially from those expressed or implied in such statements. We do not intend, and we disclaim any obligation, to update any forward-looking statements, whether as a result of new information, future events or otherwise. Factors that could cause actual results or outcomes to differ from the results expressed or implied by forward-looking statements include, among other things: changes in the prices and availability of aluminum (or premiums associated with such prices) or other materials and raw materials we use; the capacity and effectiveness of our hedging activities; relationships with, and financial and operating conditions of, our customers, suppliers and other stakeholders; fluctuations in the supply of, and prices for, energy in the areas in which we maintain production facilities; our ability to access financing including in connection with potential acquisitions and investments; risks arising out of our acquisition of Aleris Corporation, including uncertainties inherent in the acquisition method of accounting; disruption to our global aluminum production and supply chain as a result of COVID-19; changes in the relative values of various currencies and the effectiveness of our currency hedging activities; factors affecting our operations, such as litigation, environmental remediation and clean-up costs, breakdown of equipment and other events; economic, regulatory and political factors within the countries in which we operate or sell our products, including changes in duties or tariffs; competition from other aluminum rolled products producers as well as from substitute materials such as steel, glass, plastic and composite materials; changes in general economic conditions including deterioration in the global economy; the risks of pandemics or other public health emergencies, including the continued spread and impact of, and the governmental and third party response to, the ongoing COVID-19 outbreak; changes in government regulations, particularly those affecting taxes, derivative instruments, environmental, health or safety compliance; changes in interest rates that have the effect of increasing the amounts we pay under our credit facilities and other financing agreements; and our ability to generate cash. The above list of factors is not exhaustive. Other important risk factors are included under the caption "Risk Factors" in our Annual Report on Form 10-K for the fiscal year ended March 31, 2021.

Media Contact:	Investor Contact:
Michael Touhill	Megan Cochard
+1 404 580 5234	+1 404 760 4170
michael.touhill@novelis.adityabirla.com	megan.cochard@novelis.adityabirla.com

Novelis Inc.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (unaudited)

	Three Months Ended March 31,		Fiscal Year Ended March 31,
(in millions)	2021	2020	2021	2020
Net sales	$3,631	$2,726	$12,276	$11,217
Cost of goods sold (exclusive of depreciation and amortization)	2,917	2,230	9,980	9,231
Selling, general and administrative expenses	151	118	551	498
Depreciation and amortization	147	94	543	361
Interest expense and amortization of debt issuance costs	61	63	267	248
Research and development expenses	26	26	83	84
Loss on extinguishment of debt	14	71	14	71
Restructuring and impairment, net	1	7	29	43
Equity in net (income) loss of non-consolidated affiliates	(2)	1	(1)	2
Business acquisition and other integration related costs	—	17	11	63
Other expenses, net	17	15	103	18
	$3,332	$2,642	$11,580	$10,619
Income from continuing operations before income tax provision	299	84	696	598
Income tax provision	119	21	238	178
Net income from continuing operations	$180	$63	$458	$420
Loss from discontinued operations, net of tax	(4)	—	(51)	—
Loss on sale of discontinued operations, net of tax	—	—	(170)	—
Net loss from discontinued operations	(4)	—	(221)	—
Net income	$176	$63	$237	$420
Net income attributable to noncontrolling interest	—	—	1	—
Net income attributable to our common shareholder	$176	$63	$236	$420

Novelis Inc.
CONDENSED CONSOLIDATED BALANCE SHEETS (unaudited)

(in millions, except number of shares)	March 31, 2021	March 31, 2020
ASSETS
Current assets:
Cash and cash equivalents	$998	$2,392
Accounts receivable, net
— third parties (net of allowance for uncollectible accounts of $5 and $8 as of March 31, 2021 and March 31, 2020, respectively)	1,687	1,067
— related parties	166	164
Inventories	1,928	1,409
Prepaid expenses and other current assets	198	145
Fair value of derivative instruments	137	202
Assets held for sale	5	5
Current assets of discontinued operations	15	—
Total current assets	$5,134	$5,384
Property, plant and equipment, net	4,687	3,580
Goodwill	1,083	607
Intangible assets, net	696	299
Investment in and advances to non–consolidated affiliates	838	760
Deferred income tax assets	130	140
Other long–term assets
— third parties	316	219
— related parties	1	—
Total assets	$12,885	$10,989
LIABILITIES AND SHAREHOLDER’S EQUITY
Current liabilities:
Current portion of long–term debt	$71	$19
Short–term borrowings	236	176
Accounts payable
— third parties	2,498	1,732
— related parties	230	176
Fair value of derivative instruments	280	214
Accrued expenses and other current liabilities	670	613
Current liabilities of discontinued operations	16	—
Total current liabilities	$4,001	$2,930
Long–term debt, net of current portion	5,653	5,345
Deferred income tax liabilities	162	194
Accrued postretirement benefits	878	930
Other long–term liabilities	305	229
Total liabilities	$10,999	$9,628
Commitments and contingencies
Shareholder’s equity
Common stock, no par value; unlimited number of shares authorized; 1,000 shares issued and outstanding as of March 31, 2021 and March 31, 2020	—	—
Additional paid–in capital	1,404	1,404
Retained earnings	864	628
Accumulated other comprehensive loss	(366)	(620)
Total equity of our common shareholder	$1,902	$1,412
Noncontrolling interest	(16)	(51)
Total equity	$1,886	$1,361
Total liabilities and equity	$12,885	$10,989

Novelis Inc.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (unaudited)

	Fiscal Year Ended March 31,
(in millions)	2021	2020
OPERATING ACTIVITIES
Net income	237	$420
Net loss from discontinued operations	(221)	—
Net income from continuing operations	$458	$420
Adjustments to determine net cash provided by operating activities:
Depreciation and amortization	543	361
Loss (gain) on unrealized derivatives and other realized derivatives in investing activities, net	1	(4)
Loss on sale of assets	1	1
Impairment charges	1	18
Loss on extinguishment of debt	14	71
Deferred income taxes, net	49	—
Equity in net (income) loss of non-consolidated affiliates	(1)	2
Gain on foreign exchange remeasurement of debt	(3)	—
Amortization of debt issuance costs and carrying value adjustments	28	17
Other, net	—	2
Changes in assets and liabilities including assets and liabilities held for sale (net of effects from divestitures):
Accounts receivable	(323)	304
Inventories	(94)	23
Accounts payable	569	(171)
Other assets	91	(62)
Other liabilities	(125)	(9)
Net cash provided by operating activities - continuing operations	1,209	973
Net cash used in operating activities - discontinued operations	(82)	—
Net cash provided by operating activities	$1,127	$973
INVESTING ACTIVITIES
Capital expenditures	(485)	(610)
Acquisition of business, net of cash acquired	(2,614)	—
Proceeds from sales of assets, third party, net of transaction fees and hedging	4	3
Proceeds from investment in and advances to non-consolidated affiliates, net	9	3
(Outflows) proceeds from the settlement of derivative instruments, net	(5)	5
Other	12	13
Net cash used in investing activities - continuing operations	(3,079)	(586)
Net cash provided by investing activities - discontinued operations	357	—
Net cash used in investing activities	$(2,722)	$(586)
FINANCING ACTIVITIES
Proceeds from issuance of long-term and short-term borrowings	3,042	1,696
Principal payments of long-term and short-term borrowings	(2,301)	(1,225)
Revolving credit facilities and other, net	(506)	633
Debt issuance costs	(44)	(40)
Contingent consideration paid in acquisition of business	(9)	—
Net cash provided by financing activities - continuing operations	182	1,064
Net cash used in financing activities - discontinued operations	(2)	—
Net cash provided by financing activities	$180	$1,064
Net (decrease) increase in cash, cash equivalents and restricted cash	(1,415)	1,451
Effect of exchange rate changes on cash	40	(9)
Cash, cash equivalents and restricted cash — beginning of period	2,402	960
Cash, cash equivalents and restricted cash — end of period	$1,027	$2,402

Cash and cash equivalents	$998	$2,392
Restricted cash (Included in "Other long-term assets")	15	10
Restricted cash (Included in "Prepaid expenses and other current assets")	14	—
Cash and cash equivalents of discontinued operations	—	—
Cash, cash equivalents and restricted cash — end of period	$1,027	$2,402

Reconciliation of Adjusted EBITDA (unaudited) to Net income attributable to our common shareholder
The following table reconciles Adjusted EBITDA, a non-GAAP financial measure, to Net income attributable to our common shareholder.

	Three Months Ended March 31,		Fiscal Year Ended March 31,
(in millions)	2021	2020	2021	2020
Net income attributable to our common shareholder	176	63	236	420
Net income attributable to noncontrolling interests	—	—	1	—
Income tax provision	119	21	238	178
Interest, net	59	57	258	234
Depreciation and amortization	147	94	543	361
EBITDA	$501	$235	$1,276	$1,193

Adjustment to reconcile proportional consolidation	14	15	56	57
Unrealized (gains) losses on change in fair value of derivative instruments, net	(3)	11	11	(4)
Realized (gains) losses on derivative instruments not included in segment income	(1)	(2)	1	—
Loss on extinguishment of debt	14	71	14	71
Restructuring and impairment, net	1	7	29	43
Loss on sale of fixed assets	1	2	1	1
Purchase price accounting adjustments	—	—	29	—
Loss from discontinued operations, net of tax	4	—	51	—
Loss on sale of discontinued operations, net of tax	—	—	170	—
Metal price lag	(26)	20	6	38
Business acquisition and other integration related costs	—	17	11	63
Other, net	—	7	59	10
Adjusted EBITDA	$505	$383	$1,714	$1,472

Free Cash Flow (unaudited)
The following table reconciles Free cash flow and Free cash flow from continuing operations, non-GAAP financial measures, to Net cash provided by operating activities - continuing operations.

	Fiscal Year Ended March 31,
(in millions)	2021	2020
Net cash provided by operating activities - continuing operations	$1,209	$973
Net cash used in investing activities - continuing operations	(3,079)	(586)
Plus: Cash used in the acquisition of business, net of cash and restricted cash acquired	2,614	—
Less: Proceeds from sales of assets and business, net of transaction fees, cash income taxes and hedging	(4)	(3)
Free cash flow from continuing operations	740	384
Net cash used in operating activities - discontinued operations	(82)	—
Net cash provided by investing activities - discontinued operations	357	—
Less: Proceeds from sales of assets and business, net of transaction fees, cash income taxes and hedging - discontinued operations	(403)	—
Free cash flow	$612	$384

Cash and Cash Equivalents and Total Liquidity (unaudited)
The following table reconciles Total liquidity to the ending balances of cash and cash equivalents.

(in millions)	March 31, 2021	March 31, 2020
Cash and cash equivalents	$998	$2,392
Availability under committed credit facilities	1,223	186
Total liquidity	$2,221	$2,578

Reconciliation of Net income from continuing operations, excluding special items (unaudited) to Net income from continuing operations
The following table presents Net income from continuing operations excluding special items. We adjust for items which may recur in varying magnitude which affect the comparability of the operational results of our underlying business.

	Three Months Ended March 31,		Fiscal Year Ended March 31,
(in millions)	2021	2020	2021	2020
Net income from continuing operations	180	63	458	420
Special Items:
Business acquisition and other integration related costs	—	17	11	63
Loss on extinguishment of debt	14	71	14	71
Metal price lag	(26)	20	6	38
Restructuring and impairment, net	1	7	29	43
Charitable donation	—	—	50	—
Purchase price accounting adjustment	—	—	29	—
Tax effect on special items	3	(25)	(36)	(45)
Net income from continuing operations, excluding special items	$172	$153	$561	$590

Segment Information (unaudited)
The following table presents selected segment financial information (in millions, except shipments which are in kilotonnes).

Selected Operating Results Three Months Ended March 31, 2021	North America	Europe	Asia	South America	Eliminations and Other	Total
Adjusted EBITDA	$174	$104	$78	$132	$17	$505

Shipments (in kt)
Rolled products - third party	362	262	199	160	—	983
Rolled products - intersegment	—	10	1	—	(11)	—
Total rolled products	362	272	200	160	(11)	983

Selected Operating Results Three Months Ended March 31, 2020	North America	Europe	Asia	South America	Eliminations and Other	Total
Adjusted EBITDA	$122	$86	$56	$112	$7	$383

Shipments (in kt)
Rolled products - third party	267	214	182	148	—	811
Rolled products - intersegment	—	6	2	—	(8)	—
Total rolled products	267	220	184	148	(8)	811

Selected Operating Results Fiscal Year Ended March 31, 2021	North America	Europe	Asia	South America	Eliminations and Other	Total
Adjusted EBITDA	$663	$285	$305	$449	$12	$1,714

Shipments (in kt)
Rolled products - third party	1,348	947	740	578	—	3,613
Rolled products - intersegment	—	30	6	1	(37)	—
Total rolled products	1,348	977	746	579	(37)	3,613

Selected Operating Results Fiscal Year Ended March 31, 2020	North America	Europe	Asia	South America	Eliminations and Other	Total
Adjusted EBITDA	$590	$246	$210	$421	$5	$1,472

Shipments (in kt)
Rolled products - third party	1,111	892	711	559	—	3,273
Rolled products - intersegment	—	31	7	15	(53)	—
Total rolled products	1,111	923	718	574	(53)	3,273